COMPENSATION PLAN AGREEMENT

     THIS Agreement is made effective as of this 10th day of June, 1995 by and between International Mercantile Corporation
(IMTL), whose address is P.O. Box 340, Olney, Maryland 20830 referred to as the "Company", and Frederic Richardson, whose address is 1801 Goldmine Road, Brookeville, Maryland 20830, referred to as the "Employee".

     1.      Employment:     The Company hereby employs the
Employee as a Sales and Business Development Manager and the Employee hereby accepts such employment in accordance with the terms and conditions of this Contract.

     2.      Duties of Employee:

             a. The duties of the Employee are generally described as follows: to oversee telecommunications and mortgage development and product and business development for IMTL and any of its subsidiaries.

             b. The Company's Rules and Regulations. The Employee shall strictly adhere to all the rules and regulations of the Company which are presently in force or which may be established hereafter with respect to the conduct of Employees. The Employee shall also strictly follow the directions of the Company with respect to the methods to be used in performing his or her duties. The Employee is responsible to continue and maintain the Company's standards of uniformity, purity and quality with respect to all services performed by the Company.

             c. Employee agrees that he/she has not been employed for any of the following activities and/or purposes:

                    1. for capital raising or for promotional activities regarding the Company's securities.

                    2.      to directly or indirectly promote or
maintain a market for the Company's securities.

                    3.      to act as a conduit to distribute S-8
Securities 144 securities to the general public.

                    4. to render investor relations services or shareholder communications services to the Company.

                    5. to render advice to the Company regarding the arrangement or effecting of mergers involving the Company that have the effect of taking a private company public.

     3.    Power of Employee to Bind Company:      The Employee may
enter into any contract or otherwise bind the Company in any way


          EX-10.2, Pg. 1


he/she sees fit. Any contracts which the Employee enters into shall receive authorization from IMTL or it will not be binding upon the company.

     4.     Other Employment:     It is the Company's intention
that the Employee devote at least 20 hours per week of the Employee's work effort towards the fulfillment of the Employee's obligation under this contract. However during the Employment period and any subsequent period during which he is employed hereunder; it is understood that ownership of less than 10% of the issued and outstanding capital stock of a corporation, the securities of which are listed on a national securities exchange or regularly included in the national list of over-the-counter securities as it may from time to time be published in a newspaper of general circulation, shall not be deemed to constitute such a business activity as contemplated hereunder.

     5.     Compensation of Employee:

During the Employment Period:

            a.      As compensation for his services hereunder
Company shall pay Employee, $10,000 per month and 10,000 shares of restricted stock (as S-8 where available).

            b. In addition to his salary, Employee shall entitled to all perquisites which Company makes available to employees of similar class and station, and be included, to the extent eligible, under any and all present plans of Company providing benefits for its employees including, but not limited to, retirement benefits, thrift plan, group life insurance, hospitalization, medical, accidental death and dismemberment, and any and all other similar or comparable benefits made available to employees of similar class and station: provided, however, that in no event shall employee have perquisites or benefits less favorable than favorable than the comparable perquisites or benefits he is presently receiving from the Company.

     6.     Employee Expenses:     Employee shall be authorized,
to incur reasonable and necessary expenses(such as travel and telephone). Company will reimburse Employee for all such expenses authorized by Company upon the presentation by Employee to Company. Employee is required to submit an itemized request for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of their purpose.

     7.     Term:     The term of this Agreement shall
commence on the date hereof and shall continue for ten (10) years, with rights to renew.

     8.     Termination of Employment:     Either party may
terminate this contract in the employment hereunder, without cause and at any time, upon thirty days notice by Certified or Registered Mail, or facsimile to the other party at the addresses set forth above.

     9.     Remedies for Breach of Contract:

            a. In the event the breach or threatened breach of any provision of the contract of the Employee, the Company shall be entitled to injunctions, both preliminary and final, and join in or understanding such breach or threatened breach. Such remedies shall be in addition to all other remedies available at


        EX-10.2, Pg. 2


law or in equity including the Company's right to recover from the Employee any damages that may be sustained as a result of the Employee's breach of contract.

            b. In addition to any other remedies the Company may have available to it under the terms of this contract, the Company shall be entitled to stop Employee, by means of injunction, from violating any part of this Agreement, and to recover by means of an accounting, any profits the Employee may have obtained in violation of this contract. The Company shall be entitled to recover its attorneys fees and expenses in any successful action by the Company to enforce this Agreement.

     10.     Affiliates:     The term "affiliate" as used herein
shall mean any corporation controlling, controlled by or under common control with Company. The term "control" shall mean the ownership, directly or indirectly, of a sufficient number of shares of voting stock of any corporation to elect a majority of the Board of Directors of that corporation.

     11.     Complete Agreement:     This Contract supersedes all prior
contracts and understandings between the Employee and the Company may not be modified, changed or altered by any promise or statement by whomever made; nor shall any modification of it be binding upon the Company until such written modification shall have been approved in writing by an officer of the Company.

     12.     Waiver of Breach:     The waiver by the Company of any
breach of any provision of this Contract by the Employee shall not operate or be construed as a wavier of any subsequent breach by the Employee.

     IN WITNESS WHEREOF, the undersigned has executed this Agreement the day and year first above written.


WITNESS:                                  IMTL,


                                          /s/Edward Hutya
                                          Edward Hutya
                                          Executive Vice President
                                          Director



                                          /s/Frederic Richardson
                                          Frederic Richardson


          EX-10.2, Pg. 3